Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - October 22, 2003
Email: investor_relations@smartire.com

Contact: Judy Leclercq
1.800.982.2001

SmarTire Finalizes Agreement with Master Distributor in China

Beijing Boom to establish network of dealers and commits to aggressive delivery schedule

RICHMOND, BRITISH COLUMBIA, CANADA: October 22, 2003 - SmarTire Systems Inc. (OTCBB: SMTR) announced today that it has finalized the agreement appointing Beijing Boom Technology Co. Ltd. as the Master Distributor of SmarTire's industry-leading Tire Pressure Monitoring Systems (TPMS) in China.

As per the agreement in principle signed on September 10, 2003, Beijing Boom Technology will purchase over $1.5 million in aftermarket passenger car TPMS systems at fixed intervals over the next twelve months. In order to maintain its status as SmarTire's Master Distributor in China, Beijing Boom Technology is also required to purchase approximately $3.9 million in additional aftermarket passenger car TPMS systems during the twelve-month period commencing September 1, 2004.

Beijing Boom Technology has also agreed to establish a network of certified dealers in all provinces of China by May 1, 2004.

"We are extremely pleased to have finalized the Master Distributor agreement with Beijing Boom," says Robert Rudman, President and CEO of SmarTire. "Beijing Boom is fully committed to the successful launch of SmarTire's products into the important and fast growing Chinese marketplace."

In 2002, almost 3.25 million vehicles were sold in China. It is estimated that annual vehicle sales will reach 5 million by 2010, making China the fastest growing market in Asia. (Source: BBC News World Edition January 31, 2003, "China car sales soar")

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the transportation industry worldwide. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

/s/ Robert Rudman

Robert Rudman
President & Chief Executive Officer

SAFE HARBOR STATEMENT

Statements in this press release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this press release include: the expectation that Beijing Boom Technology (BBT) will purchase approximately $5.4 million of our aftermarket passenger car TPMS systems during the next two years; that BBT will establish a network of certified dealers in all Provinces of China~~,~~; that China represents the fastest growing market for vehicles; and that estimated annual vehicle sales in China will reach 5 million vehicles by 2010. It is important to note that actual outcomes and our actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ include our failure to supply BBT with sufficient product under the terms of the Distributorship Agreement because of financing, production or other issues, the impact of competitive products and pricing and general economic conditions as they affect our customers in China, Chinese market acceptance of our technologies and products, and BBT's ability to finance and implement its planned distribution of our products and meet its commitments under the Distributorship Agreement. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.